Exhibit 99.3

FORM OF LETTER

BIRKS & MAYORS INC.

Subscription Rights to Purchase Class A Voting Shares Offered

Pursuant to Subscription Rights Distributed to Shareholders of Birks & Mayors Inc.

[            ], 2012

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Birks & Mayors Inc. (“Birks”) of Class A Shares (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Birks Class A voting shares, without nominal or par value (the “Class A Shares”), and Class B multiple voting shares, without nominal or par value (the “Class B Shares”), at 5:00 p.m., Eastern Standard time, on [            ], 2012 (the “Record Date”). The Rights and Class A Shares are described in the offering prospectus dated [            ], 2012 (the “Prospectus”).1

In the Rights Offering, Birks is offering an aggregate of [        ] Class A Shares, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Standard time, on [            ], 2012, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of Class A Shares and Class B Shares registered in your name or the name of your nominee is entitled to one Right for each share owned by such beneficial owner at 5:00 p.m., Eastern Standard time, on the Record Date. For every [    ] Rights held, a holder will be entitled to purchase one Class A Share (the “Basic Subscription Privilege”) at the cash price of US$[            ] per full share (the “Subscription Price”). For example, if a Recordholder owned 100 Class A Shares as of 5:00 p.m., Eastern Standard time on the Record Date, it would receive 100 Rights and would have the right to purchase [            ] Class A Shares (rounded down to [            ] shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the Class A Shares available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Class A Shares that are not purchased by other shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), not to exceed the number of Class A Shares available for a holder to purchase under its Basic Subscription Privilege, and subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Privilege based on the number of shares each person subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier. The actual number of Class A Shares available for purchase pursuant to a holder’s Over-Subscription Privilege will depend upon whether such holder fully exercises its Basic Subscription Privilege and the number of Class A Shares purchased by Birks other shareholders pursuant to their Basic Subscription Privileges, but in no event will that number exceed the number of Class A Shares available for purchase under a holder’s Basic Subscription Privilege.

[1]	Canadian-resident shareholders have also received a Canadian Offering Memorandum which contains additional information pertinent to their investment decision and which they are urged to carefully review.

Each holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege prior to the Expiration Time. Because Birks will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a holder wishes to maximize the number of shares it may purchase pursuant to the holder’s Over-Subscription Privilege, the holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Class A Shares available to the holder, assuming that no shareholders other than such holder has purchased any Class A Shares pursuant to their Basic Subscription Privilege and Over-Subscription Privilege. Fractional Class A Shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Computershare Trust Company, N.A. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

Birks can provide no assurances that each holder will actually be entitled to purchase the number of Class A Shares issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Birks will not be able to satisfy a holder’s exercise of the Over-Subscription Privilege if all of the holders exercise their Basic Subscription Privileges in full, and Birks will only honor an Over-Subscription Privilege to the extent sufficient Class A Shares are available following the exercise of subscription rights under the Basic Subscription Privileges.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a holder pursuant to the Over-Subscription Privilege is less than the amount the holder actually paid in connection with the exercise of the Over-Subscription Privilege, the holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable. To the extent the amount the holder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the holder pursuant to the Over-Subscription Privilege, such holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering—Over-Subscription Privilege” in the Prospectus.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee and will cease to have any value at the Expiration Time.

Birks is asking persons who hold Class A Shares or Class B Shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Class A Shares or Class B Shares directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, Birks is asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and Georgeson Inc. (the “Information Agent”), incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Birks, the Subscription Agent or the Information Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to Use of Birks & Mayors Inc. Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Class A Shares registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Computershare Trust Company, N.A., the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate with payment of the Subscription Price in full for each Class A Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights, even if the Rights Offering is extended by Birks’ board of directors or a committee designated by the board of directors.

Additional copies of the enclosed materials may be obtained from our Information Agent, Georgeson Inc., toll-free at [(    )            ] or, if you are a bank or broker, [(212) 440-9800]. Any questions or requests for assistance concerning the rights offering should be directed to our Information Agent.

Very truly yours,

Birks & Mayors Inc.